As filed with the Securities and Exchange Commission on January 15, 2015

Registration No. 333-188534

Registration No. 333-197637

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-188534

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-197637

UNDER

THE SECURITIES ACT OF 1933

GLIMCHER REALTY TRUST

(WPG Subsidiary Holdings I, LLC as successor by merger to Glimcher Realty Trust)

(Exact name of registrant as specified in its charter)

Maryland	31-1390518
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Washington Prime Group Inc. 7312 Wisconsin Ave. Bethesda, Maryland (Address of principal executive offices)	20814 (Zip Code)

Registrant’s telephone number, including area code: (240) 630-0000

c/o Washington Prime Group Inc.

Robert P. Demchak, Esq.

General Counsel

7312 Wisconsin Ave.

Bethesda, Maryland 20814

(240) 630-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Approximate date of commencement of proposed sale to the public: Not applicable.  Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Glimcher Realty Trust (“Glimcher”) on Form S-3 (collectively, the “Registration Statements”) filed by Glimcher with the Securities and Exchange Commission:

•      Registration Statement No. 333-188534, pertaining to the registration of an indeterminate amount of (i) debt securities, (ii) preferred shares of beneficial interest of Glimcher, par value $.01 per share, (iii) depositary shares, representing interests in preferred shares, (iv) common shares of beneficial interest of Glimcher, par value $.01 per share (“Common Shares”), (v) equity warrants, (vi) rights, (vii) purchase contracts and (viii) units; and

•      Registration Statement No. 333-197637, pertaining the registration of Common Shares to be offered for purchase pursuant to Glimcher’s Distribution Reinvestment and Share Purchase Plan, as amended.

On January 15, 2015, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 16, 2014, by and among Glimcher, Glimcher Properties Limited Partnership, a Delaware limited partnership and a subsidiary of Glimcher, Washington Prime Group Inc., an Indiana corporation (“WPG”), Washington Prime Group, L.P., an Indiana limited partnership and a subsidiary of WPG (“WPG LP”), WPG Subsidiary Holdings I, LLC, a Maryland limited liability company and a wholly-owned subsidiary of WPG LP (“Merger Sub I”), and WPG Subsidiary Holdings II Inc., a Delaware corporation and a wholly-owned subsidiary of Merger Sub I, Glimcher merged with and into Merger Sub I (the “Acquisition Merger”), with Merger Sub I surviving the Acquisition Merger as a direct wholly-owned subsidiary of WPG LP.

As a result of the Acquisition Merger, Merger Sub I, as successor to Glimcher, has terminated any and all offerings of its securities pursuant to each of the Registration Statements. In accordance with an undertaking contained in each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under such Registration Statement that remain unsold at the termination of the offerings, Merger Sub I, as successor to Glimcher, hereby removes from registration all of its securities registered but unsold under such Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, State of Maryland, on this 15th day of January, 2015.

WPG Subsidiary Holdings I, LLC, as successor by merger to Glimcher Realty Trust

By:	/s/ Robert P. Demchak
Robert P. Demchak
Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

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